Exhibit 99

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES

REPURCHASE OF SERIES A PREFERRED STOCK

SANTA MONICA, CALIFORNIA – July 6, 2004 – Entravision Communications Corporation (NYSE: EVC) announced today that it has repurchased 2,542,006 shares of its Series A convertible preferred stock from TSG Capital Fund III, L.P. for $55 million, funded by a combination of additional borrowings under the company’s existing bank credit facility and available cash on hand. Under a revised share repurchase agreement with TSG Capital, subject to Entravision’s ability to raise financing on terms acceptable to it in its sole discretion, the company will repurchase the remaining 3,323,096 shares of Series A preferred stock from TSG Capital by June 30, 2005. The price of the repurchases will reflect a small premium to the liquidation value at the time of repurchase. The repurchases will remove the potential uncertainty resulting from the April 2006 put option associated with the Series A preferred stock.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 21 markets via 54 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 10,900 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Contact:

Michael Smargiassi/Jonathan Lesko

Brainerd Communicators, Inc.

212-986-6667